Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE
TO BE DELIVERED IN CONNECTION WITH THE DUKE ACQUISITION

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 2, 2015, between Dynegy Inc., a Delaware corporation (the “Successor”) and Wilmington Trust, National Association, as trustee under the indenture referred to below (the “Trustee”).  Unless otherwise defined in this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, Dynegy Finance I, Inc. (“Finance I”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 27, 2014, between Finance I and the Trustee, providing for the original issuance of an aggregate principal amount of $700,000,000 of 7.375% Senior Notes due 2022 (the “Initial Notes”) and, subject to the terms of the Indenture, future unlimited issuances of 7.375% Senior Notes due 2022 (the “Additional Notes, and together with the Initial Notes, the “Notes”);

WHEREAS, the Successor has filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, dated as of April 2, 2015, which provides for the merger of Finance I with and into the Successor (the “Merger”), with the Successor continuing its corporate existence under the laws of the State of Delaware as the surviving company of the Merger;

WHEREAS, Section 5.01 of the Indenture provides, among other things, that Finance I may consolidate or merge with or into another Person; provided that, among other things, the Person formed by or surviving any such consolidation or merger (if other than Finance I) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Finance I under the Indenture, the Notes and the Registration Rights Agreement pursuant to documents in such form as are reasonably satisfactory to the Trustee;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Indenture and Notes may be amended or supplemented without the consent of any Holder to provide for the assumption of Finance I’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Finance I’s assets; and

WHEREAS, the Successor desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing such assumption by the Successor;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Trustee and the Successor mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

ASSUMPTION AND AGREEMENTS

Section 1.1. The Successor hereby, in accordance with the terms and conditions of the Indenture, assumes the due and punctual payment of the principal of, premium, if any, and interest and Special Interest, if any, on the Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture, the Notes and the Registration Rights Agreement on the part of Finance I to be performed or observed.

Section 1.2. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, Finance I under the Indenture and the Notes, with the same effect as if the Successor had been named as “the Company” therein.

ARTICLE 2

MISCELLANEOUS

Section 2.1. NEW YORK LAW TO GOVERN.  THE INDENTURE, THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.2. Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.3. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.4. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

Section 2.5. Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	April 2, 2015

DYNEGY INC.

		By:	/s/ Robert C. Flexon
		Name:	Robert C. Flexon
		Title:	President & Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

		By:	/s/ Boris Treyger
		Name:	Boris Treyger
		Title:	Vice President